NEWS RELEASE

FOR IMMEDIATE RELEASE                       Stock Symbol: BFSB
August 21, 2007                             Traded on Nasdaq Global Market

CONTACT:
Angelo J. Di Lorenzo
President and Chief Executive Officer
(718) 855-8500


                         BROOKLYN FEDERAL BANCORP, INC.
                    ANNOUNCES SECOND STOCK REPURCHASE PROGRAM

BROOKLYN, N.Y. - August 21, 2007 - Brooklyn Federal Bancorp, Inc. (Nasdaq Global
Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank") announced today that its Board of Directors authorized its second stock repurchase program pursuant to which the Company intends to repurchase up to $2.0 million of its issued and outstanding shares of common stock. The stock repurchase program may be carried out through open-market purchases, block trades and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company's stock-based incentive plan, which was approved by stockholders at the Company's 2006 Annual Meeting of Stockholders on April 11, 2006.

President and Chief Executive Officer Angelo J. Di Lorenzo, said, "We believe that by implementing this second stock repurchase program we are in a position to make an investment in Brooklyn Federal at what the board of directors and management believes is an attractive price. The repurchase program is also a means of showing our commitment to enhancing shareholder value."

The Company completed its first stock repurchase program on August 15, 2007 purchasing 102,370 shares of its issued and outstanding shares at an average price of approximately $14.65.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. The Bank anticipates opening a fifth banking office, located in Commack, New York, in the first fiscal quarter of 2008.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.